Exhibit 5.1

Andrew I. Telsey, P.C. Attorney at Law
6198 S. Moline Court, Englewood, Colorado 80111 Telephone: 303/521-7447 • E-Mail: andrew@telseylaw.com

May 10, 2022

Board of Directors

Sunshine Biopharma, Inc.

RE:	SUNSHINE BIOPHARMA, INC.
Form S-3/ Registration Statement and Related Prospectus

Ladies and Gentlemen:

We have acted as counsel for Sunshine Biopharma, Inc., a Colorado corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company's stockholders of (1) 2,472,820 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issued as part of a private placement completed by the Company on April 28, 2022, (the “Private Placement”); (2) up to 2,390,025 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of the Company’s pre-funded warrants (the “Pre-Funded Warrants”) issued in the Private Placement and (3) up to 9,725,690 shares of Common Stock issuable upon the exercise of the Company’s warrants (the “Common Warrants,” and collectively with the Pre-Funded Warrants, the “Warrants”) issued in the Private Placement (the Pre-Funded Warrant Shares and the Common Warrant Shares hereinafter jointly referred to as the “Warrant Shares”), in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Shares and the Warrant Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares are validly issued, fully paid and non-assessable.

2. The Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue and deliver the Warrant Shares pursuant to the Warrants by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which such Warrant Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

1

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the Colorado Business Corporation Act of the State of Colorado, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Andrew I. Telsey P.C. under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANDREW I. TELSEY P.C.

s/Andrew I. Telsey

2